UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 2, 2012
 Date of Report (Date of earliest event reported)

(Exact name of registrant as specified in its charter)

Delaware	000-21783	77-0142404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

810 West Maude Avenue
Sunnyvale, CA    94085
(Address of principal executive offices including zip code)

(408) 727-1885
(Registrant's telephone number, including area code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New President

Kim Niederman was appointed President of 8x8, Inc. (the "Company") effective January 2, 2012. Mr. Niederman succeeds Bryan Martin as President. Mr. Martin will continue to serve as the Company's Chairman and Chief Executive Officer. Mr. Niederman previously served as our Senior Vice President of Sales since February 2011. From February to November 2010, Mr. Niederman was Senior Vice President of NComputing, Inc. and from January 2007 to January 2009, Mr. Niederman was Chief Executive Officer and President of Anagran, Inc. From January 2003 to January 2007, Mr. Niederman was Senior Vice President of Worldwide Sales for Polycom, Inc. Prior to Polycom, he held executive positions at Cisco Systems, Inc., FORE Systems, Inc., Hallmark Industries, Inc., Longboard, Inc. RadioLAN, Inc. and Wang Laboratories, Inc. He received a B.A. from the University of Denver.

In connection with his appointment as President, Mr. Niederman has been granted an option to purchase 75,000 shares of the Company's common stock under the Company's 2006 Stock Option Plan (the "Plan"). The option will vest over a four-year period, subject to Mr. Niederman's continuing employment with the Company. In the event that Mr. Niederman is subject to an Involuntary Termination within two years following a Change in Control, all of the unvested shares subject to his option shall immediately vest in full. For purposes of the foregoing:

  an "Involuntary Termination" means any of the following events, without Mr. Niederman's consent: (1) a significant reduction of his duties, position or responsibilities; (2) a material reduction by the Company (or its successor) of his base salary or in the kind or level of employee benefits to which he is entitled; (3) his relocation by more than 25 miles; or (4) any purported termination of his employment other for Cause, where "Cause" means (a) any act of personal dishonesty taken by him in connection with his responsibilities to the Company which is intended to result in his personal enrichment, (b) his conviction of a felony, (c) any act by him that constitutes material misconduct and is injurious to the Company or (d) continued violations by him of his obligations to the Company; and

  a "Change of Control" means the occurrence of any of the following: (a) (1) the direct or indirect sale or exchange in a single or series of related transactions by the Company's stockholders of more than 50% of the Company's voting stock, (2) a merger or consolidation in which the Company is a party or (3) the sale, exchange, or transfer of all or substantially all of the Company's assets (each, an "Ownership Change Event") or a series of related Ownership Change Events (collectively, a "Transaction") in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as immediately before the Transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the Company or, in the case of an asset sale, the entity to which the assets of the Company were transferred; or (b) the liquidation or dissolution of the Company.

Resignation of Director

On January 2, 2012, Donn Wilson resigned as a member of the Company's board of directors and as a member of its Audit Committee, Compensation Committee and Nominations Committee.

Appointment of New Director

Also on January 2, 2012, Mansour Salame was appointed as a member of the Company's board of directors in order to fill the vacancy created by Mr. Wilson's resignation. In connection with his appointment as a director, Mr. Salame has been granted an option to purchase 75,000 shares of the Company's common stock under the Plan. The option will vest over a four-year period, subject to Mr. Salame's continuing service to the Company.

A copy of the press release announcing the appointment of Mr. Niederman as President, the resignation of Mr. Wilson from the board of directors and the appointment of Mr. Salame as a director is attached as Exhibit 99.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

99.1    Press Release dated January 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2012

8X8, INC.

By: /s/ Daniel Weirich

Daniel Weirich
Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit	Description
99.1 *	Press release dated January 3, 2012.

*    Also provided in PDF format as a courtesy.